Exhibit 99.1

More information: Torrey Martin SVP, Communications and Corporate Development 203.956.8746 tmartin@affiniongroup.com

AFFINION GROUP HOLDINGS, INC. ANNOUNCES RESULTS FOR THE SECOND QUARTER ENDED JUNE 30, 2017

GLOBAL LOYALTY REVENUE INCREASES 39% YEAR OVER YEAR

STAMFORD, Conn., July 27, 2017 – Affinion Group Holdings, Inc. (“Affinion Holdings” or the “Company”), a global leader in loyalty and customer engagement, announced today the financial results for the three month period ended June 30, 2017 (the “second quarter” or “quarter”).

Key Highlights

☐	Net revenues were $237.3 million in the second quarter of 2017.

☐	Income from operations was $15.4 million in the second quarter of 2017.

☐	Adjusted EBITDA (as defined in Note (e) of Table 6) was $53.6 million in the second quarter of 2017.

“We once again delivered solid quarterly results in our core businesses driven by continued growth in our Loyalty segment, which reported approximately 40% year over year revenue growth in the second quarter of 2017,” said Todd Siegel, the Company’s Chief Executive Officer. “Our core businesses should continue to perform well, as our loyalty, customer engagement and insurance solutions provide market leading content, services and technology, which continue to be attractive offerings for our clients and their customers. As for the remainder of 2017, we are focused on executing against our strategic plans, and we believe our core businesses will be led by continued strong growth in our Global Loyalty segment.”

Results Highlights

Notes: Adjusted EBITDA as referred to above excludes any pro forma impact of acquisitions and other actions. See Table 5 for a complete description of Adjusted EBITDA by segment and the related reconciliations to GAAP measures. See Table 6 for a complete description of Adjusted EBITDA and the related reconciliations to GAAP measures.

Second Quarter Net Revenues

☐	Net revenues for the second quarter of 2017 decreased 2.7%, from $244.0 million in the second quarter of 2016 to $237.3 million. The decrease in overall net revenues was primarily due to expected revenue declines in our non-core Legacy Membership and Package segment, as well as lower Global Customer Engagement revenue, partially offset by higher Global Loyalty revenue.

☐	Net revenues for the three core business segments (Global Loyalty, Global Customer Engagement and Insurance Solutions) for the second quarter of 2017 increased 3.5%, from $194.0 million in the second quarter of 2016 to $200.7 million. On a currency consistent basis, net revenues for the three core business segments were $205.2 million for the second quarter of 2017, an increase of 5.8%.

☐	Net revenues for the Legacy Membership and Package segment decreased 27.4%, from $50.4 million in the second quarter of 2016 to $36.6 million.

Second Quarter Operating Results

☐	Income from operations was $15.4 million as compared to $34.8 million for the second quarter of 2016.

☐	Adjusted EBITDA (as defined in Note (e) of Table 6) was $53.6 million as compared to $57.0 million for the second quarter of 2016, a decrease of 6.0%.

☐	Segment EBITDA (as defined in Note (1) of Table 5) decreased $21.7 million as the impact of lower net revenues and higher operating costs was partially offset by lower marketing and commission expense.

☐	Segment EBITDA for the three core business segments (Global Loyalty, Global Customer Engagement and Insurance Solutions) decreased $16.8 million due to a decrease in Global Loyalty and Global Customer Engagement Segment EBITDA.

☐	Segment EBITDA for the Legacy Membership and Package segment decreased $6.3 million as the lower net revenues were partially offset by lower marketing and commissions and lower operating and general and administrative costs including cost savings initiatives.

☐	As compared to Segment EBITDA, second quarter Adjusted EBITDA reflects the exclusion of, among other items, an $18.1 million charge recorded relating to the external gift card inventory cyber theft that occurred in the first quarter of 2017, $4.9 million in costs related primarily to restructuring of certain operations including related severance costs, $2.1 million in costs related to certain litigation matters, and $0.6 million of stock compensation expense.

Segment Commentary

Global Loyalty net revenues increased by $15.5 million, or 38.8%, for the three months ended June 30, 2017 to $55.5 million as compared to $40.0 million for the three months ended June 30, 2016. Global Loyalty net revenues increased for the quarter due to increased growth with existing clients and launches with new clients.

Global Loyalty Segment EBITDA decreased by $9.3 million to $3.5 million for the three months ended June 30, 2017 as compared to $12.8 million for the three months ended June 30, 2016. For the quarter, Global Loyalty Segment EBITDA decreased as the impact of the higher net revenue was more than offset by higher servicing costs and a charge recorded relating to the external gift card inventory cyber theft that occurred in the first quarter of 2017. The charge is primarily related to a commercial dispute with one of our gift card providers, and we are seeking to recover that portion of the charge from that provider. An insurance claim related to the theft is currently being pursued with our carriers and we expect a recovery in a future period which will be recorded when received. Excluding the impact of the charge relating to the gift card inventory cyber theft, Segment EBITDA would have increased $8.8 million for the period, or 68.8%.

Global Customer Engagement net revenues decreased by $9.7 million, or 9.8%, to $89.0 million for the three months ended June 30, 2017 as compared to $98.7 million for the three months ended June 30, 2016. Net revenues declined $4.5 million in the second quarter from the unfavorable impact of foreign exchange. On a currency consistent basis, net revenues decreased $5.2 million primarily from lower net revenues in our engagement solutions business primarily due to the timing of product launches with new clients, as well as lower revenue in our revenue enhancement business.

Global Customer Engagement Segment EBITDA decreased by $8.1 million to $10.0 million for the three months ended June 30, 2017 as compared to $18.1 million for the three months ended June 30, 2016. For the quarter, Global Customer Engagement Segment EBITDA decreased primarily due to lower net revenues and higher operating, general and administrative and facility exit costs which were partially offset by lower marketing and commission expense. The lower marketing and commission expense was primarily due to lower volumes, a migration of certain partner commission arrangements from traditional bounty to advance commissions and the favorable impact of foreign exchange. The higher operating and facility exit costs were primarily the result of costs related to restructuring efforts for our cost savings initiatives. The higher general and administrative expenses were largely from a provision recorded related to the collectability of a customer receivable.

Insurance Solutions net revenues increased by $0.9 million, or 1.6%, to $56.2 million for the three months ended June 30, 2017 as compared to $55.3 million for the three months ended June 30, 2016. Insurance Solutions net revenues increased for the quarter primarily due to an increase in the average revenue per supplemental insured and a lower cost of insurance principally due to lower claims experience, which were partially offset by lower average supplemental insureds.

Insurance Solutions Segment EBITDA increased by $0.6 million to $17.8 million for the three months ended June 30, 2017 as compared to $17.2 million for the three months ended June 30, 2016. Insurance Solutions Segment EBITDA increased for the quarter primarily due to higher net revenues, partially offset by slightly higher operating expenses.

Legacy Membership and Package net revenues decreased by $13.8 million, or 27.4%, to $36.6 million for the three months ended June 30, 2017 as compared to $50.4 million for the three months ended June 30, 2016. Legacy Membership and Package net revenues decreased for the quarter primarily due to the expected attrition of legacy members and cessation of new marketing campaigns and terminated programs with large financial institution partners, as well as a decline in Package revenue primarily due to the impact of lower average Package members and an unfavorable foreign exchange impact.

Legacy Membership and Package Segment EBITDA decreased by $6.3 million to $8.1 million for the three months ended June 30, 2017 as compared to $14.4 million for the three months ended June 30, 2016. Legacy Member and Package Segment EBITDA decreased for the quarter primarily due to the lower net revenues which were partially offset by lower operating costs, lower marketing and commission expense and lower general and administrative expenses.

Corporate costs include certain departmental service costs such as human resources, legal, corporate finance and accounting, and unallocated portions of information technology. Expenses, such as professional fees related to debt financing activities and stock compensation costs, are also recorded in corporate. Corporate costs decreased by $1.4 million to $12.4 million for the three months ended June 30, 2017 as compared to $13.8 million for the three months ended June 30, 2016. Corporate costs decreased for the quarter primarily the result of lower employee incentive plan costs and the favorable impact of unrealized foreign exchange on intercompany borrowings.

Selected Liquidity Data

At June 30, 2017, there was $1,304.2 million of Affinion Group, Inc.’s term loans outstanding (net of discounts), $508.7 million (net of discounts) outstanding under Affinion Group, Inc.’s senior cash 12.5%/PIK step-up to 15.5% notes, $10.2 million outstanding under Affinion Investments, LLC’s senior subordinated notes, and $11.5 million outstanding under Affinion Holdings’ senior secured PIK/toggle notes.

At June 30, 2017, there were outstanding borrowings of $58.0 million against Affinion Group, Inc.’s revolving credit facility and $52.0 million of Affinion Group, Inc.’s credit facility was available for borrowing.

As of June 30, 2017, Affinion Group, Inc. was in compliance with the restrictive covenants under Affinion Group Inc.’s debt agreements.

For the six months ended June 30, 2017, Affinion Holdings’ net cash used in operating activities was $4.5 million and the net loss attributable to Affinion Holdings was $17.6 million.

At June 30, 2017, Affinion Holdings had $59.3 million of unrestricted cash on hand.

Conference Call Information

Affinion Group Holdings, Inc. will hold an informational call to discuss the results for the quarter ended June 30, 2017 at 10:00 a.m. (ET) on Thursday, July 27, 2017. The conference call will be broadcast live and can be accessed by dialing 1.866.394.8483 (domestic) or 1.706.758.1455 (international) and entering passcode 56036439. Interested parties should call at least ten (10) minutes prior to the call to register. The Company will also provide an online Web simulcast of its conference call. The Web simulcast will be available online by visiting http://www.affinion.com/investors. A telephonic replay of the call will be available through midnight July 31, 2017 by dialing 1.855.859.2056 (domestic) or 1.404.537.3406 (international) and entering passcode 56036439.

Important Notes

The information presented in this release is a comparison of the unaudited consolidated results of operations for the three month period ended June 30, 2017 to the unaudited consolidated results of operations for the three month period ended June 30, 2016.

About Affinion Holdings

As a global leader with over 40 years of experience, Affinion Holdings enhances the value of its partners’ customer relationships by developing and marketing loyalty solutions. Leveraging its expertise in customer engagement, product development and targeted marketing, Affinion Holdings provides programs in subscription-based lifestyle services, personal protection, insurance and other areas to help generate increased customer loyalty and significant incremental revenue for more than 5,500 marketing partners worldwide, including many of the largest and most respected companies in financial services, retail, travel, and Internet commerce. Based in Stamford, CT, the Company has approximately 3,370 employees and operates in 21 countries globally. For more information, visit www.affinion.com.

Safe Harbor Statement Under the U.S. Private Securities Litigation Reform Act of 1995

This press release may contain “forward-looking” statements as defined by the Private Securities Litigation Reform Act of 1995 or by the U.S. Securities and Exchange Commission (SEC) in its rules, regulations and releases. These statements include, but are not limited to, discussions regarding industry outlook, the Company’s expectations regarding the performance of its business, its liquidity and capital resources, its guidance for 2017 and the other non-historical statements. These statements can be identified by the use of words such as “believes” “anticipates,” “expects,” “intends,” “plans,” “continues,” “estimates,” “predicts,” “projects,” “forecasts,” and similar expressions. All forward-looking statements are based on management’s current expectations and beliefs only as of the date of this press release and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those discussed in, or implied by, the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, risks related to general economic and business conditions and international and geopolitical events, a downturn in the credit card industry or changes in the techniques of credit card issuers, industry trends, foreign currency exchange rates, the effects of a decline in travel on the Company’s travel fulfillment business, termination or expiration of one or more agreements with its marketing partners or a reduction of the marketing of its services by one or more of its marketing partners, the Company’s substantial leverage, restrictions contained in its debt agreements, its inability to compete effectively, and other risks identified and discussed from time to time in reports filed by Affinion Holdings with the SEC, including Affinion Holdings’ most recent Annual Report on Form 10-K. Readers are strongly encouraged to review carefully the full cautionary statements described in these reports. Except as required by law, the Company undertakes no obligation to revise or update publicly any forward-looking statements to reflect events or circumstances after the date of this press release, or to reflect the occurrence of unanticipated events or circumstances.

TABLE 1

AFFINION GROUP HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2017 AND DECEMBER 31, 2016

(In millions, except share amounts)

	June 30,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$59.3	$37.7
Restricted cash	35.8	26.1
Receivables (net of allowances for doubtful accounts of $5.7 and $3.0, respectively)	145.7	135.9
Profit-sharing receivables from insurance carriers	22.3	18.8
Prepaid commissions	35.9	33.9
Other current assets	64.0	70.6

Total current assets	363.0	323.0
Property and equipment, net	107.1	105.5
Contract rights and list fees, net	17.1	16.4
Goodwill	222.2	218.2
Other intangibles, net	38.2	41.5
Other non-current assets	33.8	34.3

Total assets	$781.4	$738.9

Liabilities and Deficit
Current liabilities:
Current portion of long-term debt	$35.1	$7.8
Accounts payable and accrued expenses	352.2	327.6
Deferred revenue	53.1	54.8
Income taxes payable	3.3	2.7

Total current liabilities	443.7	392.9
Long-term debt	1,829.4	1,855.8
Deferred income taxes	28.5	26.9
Deferred revenue	4.3	4.8
Other long-term liabilities	32.2	31.4

Total liabilities	2,338.1	2,311.8

Commitments and contingencies
Deficit:
Common Stock, $0.01 par value, 520,000,000 shares authorized, 9,093,330 shares issued and outstanding	0.1	0.1
Class C Common Stock, $0.01 par value, 10,000,000 shares authorized, 429,039 and 429,039 shares issued and 427,955 and 427,955 shares outstanding	—	—
Class D Common Stock, $0.01 par value, 10,000,000 shares authorized, 451,623 and 451,623 shares issued and 450,482 and 450,482 shares outstanding	—	—
Additional paid in capital	410.8	409.5
Warrants	28.3	—
Accumulated deficit	(1,984.1)	(1,966.5)
Accumulated other comprehensive income	(11.9)	(15.7)
Treasury stock, at cost, 1,084 Class C and 1,141 Class D shares	(1.1)	(1.1)

Total Affinion Group Holdings, Inc. deficit	(1,557.9)	(1,573.7)
Non-controlling interest in subsidiary	1.2	0.8

Total deficit	(1,556.7)	(1,572.9)

Total liabilities and deficit	$781.4	$738.9

TABLE 2

AFFINION GROUP HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2017 AND 2016

(In millions, except share and per share amounts)

	For the Three Months Ended		For the Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2017	2016	2017	2016
Net revenues	$237.3	$244.0	$478.4	$498.9

Expenses:
Cost of revenues, exclusive of depreciation and amortization shown separately below:
Marketing and commissions	76.5	84.7	154.4	172.8
Operating costs	106.1	82.7	195.5	169.5
General and administrative	26.3	27.9	50.6	60.0
Facility exit costs	1.4	—	1.5	—
Depreciation and amortization	11.6	13.9	22.9	28.2

Total expenses	221.9	209.2	424.9	430.5

Income from operations	15.4	34.8	53.5	68.4
Interest income	0.1	0.1	0.1	0.2
Interest expense	(44.6)	(26.7)	(72.1)	(54.4)
Gain on extinguishment of debt	6.3	—	6.3	—
Other expense, net	(0.1)	—	(0.2)	—

Income (loss) before income taxes and non-controlling interest	(22.9)	8.2	(12.4)	14.2
Income tax expense	(2.2)	(0.9)	(4.6)	(4.0)

Net income (loss)	(25.1)	7.3	(17.0)	10.2
Less: net income attributable to non-controlling interest	(0.3)	(0.1)	(0.6)	(0.2)

Net income (loss) attributable to Affinion Group Holdings, Inc.	$(25.4)	$7.2	$(17.6)	$10.0

Earnings (loss) per share attributable to holders of Common Stock
Basic	$(2.23)	$0.79	$(1.72)	$1.09

Diluted	$(2.23)	$0.79	$(1.72)	$1.09

Weighted average common shares outstanding
Basic	11,384,559	9,093,330	10,255,239	9,093,330

Diluted	11,384,559	9,094,413	10,255,239	9,093,926

Net income (loss)	$(25.1)	$7.3	$(17.0)	$10.2
Currency translation adjustment, net of tax for all periods	2.7	(4.4)	3.6	(4.4)

Comprehensive income (loss)	(22.4)	2.9	(13.4)	5.8
Less: comprehensive income attributable to non-controlling interest	—	(0.1)	(0.4)	(0.2)

Comprehensive income (loss) attributable to Affinion Group Holdings, Inc.	$(22.4)	$2.8	$(13.8)	$5.6

TABLE 3

AFFINION GROUP HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2017 AND 2016

(In millions)

	For the Six Months Ended
	June 30,	June 30,
	2017	2016
Operating Activities
Net income (loss)	$(17.0)	$10.2
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	22.9	28.2
Amortization of debt discount and financing costs	4.5	3.0
Provision for accounts receivable loss	2.9	0.4
Amortization of carrying value adjustment	(13.6)	(18.7)
Gain on extinguishment of debt, net	(6.3)	—
Facility exit costs	1.5	—
Share-based compensation	1.3	1.7
Deferred income taxes	1.8	1.5
Net change in assets and liabilities:
Restricted cash	(9.5)	0.5
Receivables	(12.3)	(6.6)
Profit-sharing receivables from insurance carriers	(3.5)	1.0
Prepaid commissions	(1.4)	6.6
Other current assets	7.9	21.3
Contract rights and list fees	(0.7)	0.7
Other non-current assets	0.8	(1.3)
Accounts payable and accrued expenses	22.5	(27.6)
Deferred revenue	(3.2)	(12.1)
Income taxes receivable and payable	0.6	(0.4)
Other long-term liabilities	(1.2)	(2.3)
Other, net	(2.5)	0.8

Net cash provided by (used in) operating activities	(4.5)	6.9

Investing Activities
Capital expenditures	(19.4)	(11.7)
Acquisition-related payments	(0.4)	—
Restricted cash	0.2	0.3

Net cash used in investing activities	(19.6)	(11.4)

Financing Activities
Proceeds from borrowings	1,516.1	—
Borrowings under revolving credit facility, net	58.0	—
Principal payments on borrowings	(1,506.3)	(4.0)
Financing costs	(23.4)	—
Dividend paid to non-controlling interest	—	(0.2)
Other financing activities	(0.2)	—

Net cash provided by (used in) financing activities	44.2	(4.2)

Effect of changes in exchange rates on cash and cash equivalents	1.5	(0.9)

Net increase (decrease) in cash and cash equivalents	21.6	(9.6)
Cash and cash equivalents, beginning of period	37.7	55.4

Cash and cash equivalents, end of period	$59.3	$45.8

Supplemental Disclosure of Cash Flow Information:
Interest payments	$54.2	$65.7

Income tax payments, net of refunds	$2.2	$2.6

TABLE 4

AFFINION GROUP HOLDINGS, INC.

UNAUDITED SUPPLEMENTAL DATA FOR

SELECTED BUSINESS SEGMENTS

The following table provides data for selected business segments.

Amounts in thousands, except dollars per unit.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Global Loyalty
Gross Transactional Sales Volume (1)	$850,130	$493,450	$1,612,967	$974,530
Gross Transactional Sales Volume per Transaction (1)	$281.22	$151.66	$245.45	$150.98
Total Transactions	3,023	3,254	6,572	6,455
Global Customer Engagement
Average Subscribers (2)	2,462	2,637	2,497	2,681
Annualized Net Revenue per Average Subscriber (3)	$104.34	$104.31	$102.72	$104.30
Engagement Solutions Platform Revenue	$24,731	$29,925	$49,943	$62,445
Insurance Solutions
Average Supplemental Insureds (2)	3,144	3,350	3,169	3,385
Annualized Net Revenue per Supplemental Insured (3)	$69.92	$64.71	$69.72	$65.30
Legacy Membership and Package
Average Legacy Members (2)	1,154	1,679	1,186	1,821
Annualized Net Revenue per Legacy Member (3)	$104.85	$98.81	$105.75	$96.89

(1)	Gross Transactional Sales Volume primarily includes the gross sales amount of travel bookings, gift cards and merchandise redeemed by customers of our clients’ programs that we support and excludes cash redemptions and revenue generated from programming, platform, administration and other non-transactional services. Gross Transactional Sales Volume per Transaction is calculated by taking the Gross Transactional Sales Volume reported for the period and dividing it by the total transactions for the same period.
(2)	Average Subscribers, Average Supplemental Insureds and Average Legacy Members for the period are all calculated by determining the average subscribers, insureds or members, as applicable, for each month in the period (adding the number of subscribers, insureds or members, as applicable, at the beginning of the month with the number of subscribers, insureds or members, as applicable, at the end of the month and dividing that total by two) and then averaging that result for the period. A subscriber’s, insured’s or member’s, as applicable, account is added or removed in the period in which the subscriber, insured or member, as applicable, has joined or cancelled.
(3)	Annualized Net Revenue per Average Subscriber and Supplemental Insured are all calculated by taking the revenues from subscribers or insureds, as applicable, for the period and dividing it by the average subscribers or insureds, as applicable, for the period. Quarterly periods are then multiplied by four to annualize this amount for comparative purposes. Upon cancellation of a subscriber or an insured, as applicable, the subscriber’s or insured’s, as applicable, revenues are no longer recognized in the calculation.

TABLE 5

AFFINION GROUP HOLDINGS, INC.

UNAUDITED OPERATING SEGMENT RESULTS

(In millions)

Net revenues, Segment EBITDA and Adjusted EBITDA by operating segment are as follows, including a reconciliation of Affinion Holdings’ income from operations for the three and six months ended June 30, 2017 and 2016 to Affinion Holdings’ Segment EBITDA, defined as income from operations before depreciation and amortization, and Adjusted EBITDA as defined in note (e) of Table 6:

	Three Months Ended June 30,
	Net Revenues			Segment EBITDA (1)			Adjusted EBITDA (1)
			Increase			Increase			Increase
	2017	2016	(Decrease)	2017	2016	(Decrease)	2017	2016	(Decrease)
	(in millions)
Global Loyalty	$55.5	$40.0	$15.5	$3.5	$12.8	$(9.3)	$21.6	$13.4	$8.2
Global Customer Engagement	89.0	98.7	(9.7)	10.0	18.1	(8.1)	15.1	19.4	(4.3)
Insurance Solutions	56.2	55.3	0.9	17.8	17.2	0.6	17.8	17.1	0.7

Subtotal	200.7	194.0	6.7	31.3	48.1	(16.8)	54.5	49.9	4.6
Legacy Membership and Package	36.6	50.4	(13.8)	8.1	14.4	(6.3)	10.9	17.5	(6.6)
Eliminations	—	(0.4)	0.4	—	—	—	—	—	—
Corporate	—	—	—	(12.4)	(13.8)	1.4	(11.8)	(10.4)	(1.4)

Total	$237.3	$244.0	$(6.7)	27.0	48.7	(21.7)	53.6	57.0	(3.4)

Business optimization expenses and restructuring charges or expenses							(6.5)	(4.6)	(1.9)
Extraordinary or nonrecurring or unusual losses, expenses or charges							(20.2)	(1.9)	(18.3)
Other, net							0.1	(1.8)	1.9
Depreciation and amortization				(11.6)	(13.9)	2.3	(11.6)	(13.9)	2.3

Income from operations				$15.4	$34.8	$(19.4)	$15.4	$34.8	$(19.4)

	Three Months Ended June 30, 2017
	Global Loyalty	Global Customer Engagement	Insurance Solutions	Legacy Membership and Package	Corporate	Total
	(in millions)
Business optimization expenses and restructuring charges or expenses	$—	$5.0	$—	$0.8	$0.7	$6.5
Extraordinary or nonrecurring or unusual losses, expenses or charges	18.1	—	—	2.0	0.1	20.2
Other, net	—	0.1	—	—	(0.2)	(0.1)

Total	$18.1	$5.1	$—	$2.8	$0.6	$26.6

	Three Months Ended June 30, 2016
	Global Loyalty	Global Customer Engagement	Insurance Solutions	Legacy Membership and Package	Corporate	Total
	(in millions)
Business optimization expenses and restructuring charges or expenses	$0.6	$0.9	$0.1	$1.6	$1.4	$4.6
Extraordinary or nonrecurring or unusual losses, expenses or charges	—	—	—	1.4	0.5	1.9
Other, net	—	0.4	(0.2)	0.1	1.5	1.8

Total	$0.6	$1.3	$(0.1)	$3.1	$3.4	$8.3

TABLE 5 –cont’d

	Six Months Ended June 30,
	Net Revenues			Segment EBITDA (1)			Adjusted EBITDA (1)
			Increase			Increase			Increase
	2017	2016	(Decrease)	2017	2016	(Decrease)	2017	2016	(Decrease)
	(in millions)
Global Loyalty	$112.5	$79.9	$32.6	$23.6	$26.4	$(2.8)	$46.6	$26.9	$19.7
Global Customer Engagement	178.2	202.3	(24.1)	22.9	37.7	(14.8)	29.9	40.7	(10.8)
Insurance Solutions	112.9	112.7	0.2	37.8	38.9	(1.1)	38.0	38.6	(0.6)

Subtotal	403.6	394.9	8.7	84.3	103.0	(18.7)	114.5	106.2	8.3
Legacy Membership and Package	74.8	104.6	(29.8)	17.1	24.5	(7.4)	21.8	35.7	(13.9)
Eliminations	—	(0.6)	0.6	—	—	—	—	—	—
Corporate	—	—	—	(25.0)	(30.9)	5.9	(22.8)	(25.4)	2.6

Total	$478.4	$498.9	$(20.5)	76.4	96.6	(20.2)	113.5	116.5	(3.0)

Business optimization expenses and restructuring charges or expenses							(9.7)	(9.6)	(0.1)
Extraordinary or nonrecurring or unusual losses, expenses or charges							(26.4)	(8.8)	(17.6)
Other, net							(1.0)	(1.5)	0.5
Depreciation and amortization				(22.9)	(28.2)	5.3	(22.9)	(28.2)	5.3

Income from operations				$53.5	$68.4	$(14.9)	$53.5	$68.4	$(14.9)

	Six Months Ended June 30, 2017
	Global Loyalty	Global Customer Engagement	Insurance Solutions	Legacy Membership and Package	Corporate	Total
	(in millions)
Business optimization expenses and restructuring charges or expenses	$—	$6.6	$0.1	$1.6	$1.4	$9.7
Extraordinary or nonrecurring or unusual losses, expenses or charges	23.3	0.1	—	3.0	—	26.4
Other, net	(0.3)	0.3	0.1	0.1	0.8	1.0

Total	$23.0	$7.0	$0.2	$4.7	$2.2	$37.1

	Six Months Ended June 30, 2016
	Global Loyalty	Global Customer Engagement	Insurance Solutions	Legacy Membership and Package	Corporate	Total
	(in millions)
Business optimization expenses and restructuring charges or expenses	$1.2	$2.6	$0.1	$3.3	$2.4	$9.6
Extraordinary or nonrecurring or unusual losses, expenses or charges	—	—	—	7.7	1.1	8.8
Other, net	(0.7)	0.4	(0.4)	0.2	2.0	1.5

Total	$0.5	$3.0	$(0.3)	$11.2	$5.5	$19.9

(1)	Segment EBITDA consists of income from operations before depreciation and amortization. Segment EBITDA is the measure management uses to evaluate segment performance, and we present Segment EBITDA to enhance your understanding of our operating performance. We use Segment EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that Segment EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, Segment EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Segment EBITDA as an alternative to operating or net income determined in accordance with U.S. GAAP, as an indicator of operating performance or as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, or as an indicator of cash flows, or as a measure of liquidity. For a reconciliation of Affinion Holdings’ consolidated net income (loss) attributable for the twelve months ended June 30, 2017 and three and six months ended June 30, 2017 and 2016 to Affinion Holdings’ Segment EBITDA, see Table 6.

We believe that Adjusted EBITDA for each segment provides supplemental information useful to investors as it is frequently used by the financial community to analyze performance period to period, to analyze a company’s ability to service its debt and to facilitate comparisons among companies. We believe Adjusted EBITDA also provides additional supplemental information to compare results among our segments. However, Adjusted EBITDA by segment is not a measurement of financial performance under U.S. GAAP, and Adjusted EBITDA by segment may not be comparable to similarly titled measures of other companies. You should not consider Adjusted EBITDA by segment as an alternative to operating or net income determined in accordance with U.S. GAAP, as an indicator of operating performance or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, or as an indicator of cash flows, or as a measure of liquidity. For a discussion of the definition of Adjusted EBITDA and the reconciliation of Adjusted EBITDA to consolidated net income (loss) attributable to Affinion Group Holdings, Inc., see Table 6.

TABLE 6

AFFINION GROUP HOLDINGS, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

TO GAAP FINANCIAL MEASURES (UNAUDITED)

(In millions)

Set forth below is a reconciliation of Affinion Holdings’ consolidated net income (loss) attributable to Affinion Group Holdings, Inc. for the twelve months ended June 30, 2017 and the three and six months ended June 30, 2017 and 2016 to Affinion Holdings’ Adjusted EBITDA.

	For the Twelve	For the Three Months		For the Six Months
	Months Ended	Ended June 30,		Ended June 30,
	June 30, 2017 (a)	2017	2016	2017	2016
	(in millions)
Net income (loss) attributable to Affinion Group Holdings, Inc.	$(11.9)	$(25.4)	$7.2	$(17.6)	$10.0
Interest expense, net	127.2	44.5	26.6	72.0	54.2
Income tax expense	8.0	2.2	0.9	4.6	4.0
Non-controlling interest	1.0	0.3	0.1	0.6	0.2
Other expense, net	0.1	0.1	—	0.2	—
Gain on extinguishment of debt	(6.3)	(6.3)	—	(6.3)	—
Depreciation and amortization	51.4	11.6	13.9	22.9	28.2
Business optimization expenses and restructuring charges or expenses (b)	15.2	6.5	4.6	9.7	9.6
Extraordinary or nonrecurring or unusual losses, expenses or charges (c)	43.0	20.2	1.9	26.4	8.8
Other, net (d)	4.3	(0.1)	1.8	1.0	1.5

Adjusted EBITDA, excluding pro forma adjustments (e) (f)	232.0	$53.6	$57.0	$113.5	$116.5

Effect of the pro forma adjustments (g)	—

Adjusted EBITDA, including pro forma adjustments (h)	$232.0

(a)	Represents consolidated financial data for the year ended December 31, 2016, minus consolidated financial data for the six months ended June 30, 2016, plus consolidated financial data for the six months ended June 30, 2017.
(b)	Represents the elimination of the effect of business optimization expenses and restructuring charges or expenses.
(c)	Represents the elimination of extraordinary or nonrecurring or unusual losses, expenses or charges.
(d)	Primarily represents the elimination of (i) net changes in certain reserves, (ii) share-based compensation expense and (iii) foreign currency gains and losses related to unusual, non-recurring intercompany transactions.
(e)	Adjusted EBITDA consists of income from operations before depreciation and amortization further adjusted to exclude non-cash and unusual items and other adjustments permitted in our debt agreements to test the permissibility of certain types of transactions, including debt incurrence. We believe that Adjusted EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, Adjusted EBITDA is not a measurement of financial performance under U.S. GAAP and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Adjusted EBITDA as an alternative to operating or net income determined in accordance with U.S. GAAP or as an indicator of operating performance or as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, or as an indicator of cash flows, or as a measure of liquidity.
(f)	Adjusted EBITDA, excluding pro forma adjustments, does not give pro forma effect to the projected annualized benefits of restructurings and other cost savings initiatives. However, we do make such accretive pro forma adjustments as if such restructurings and cost savings initiatives had occurred on July 1, 2016 in calculating the Adjusted EBITDA under Affinion’s senior secured credit facility, subject to certain limitations.
(g)	Gives effect to the projected annualized benefits of restructurings and other cost savings initiatives as if such restructurings and cost savings initiatives had occurred on July 1, 2016.
(h)	Adjusted EBITDA, including pro forma adjustments, gives pro forma effect to the adjustments discussed in (g) above.

Set forth below is a reconciliation of Affinion Holdings’ consolidated net income (loss) attributable to Affinion Group Holdings, Inc. for the twelve months ended June 30, 2017 and the three and six months ended June 30, 2017 and 2016 to Affinion Holdings’ Segment EBITDA, defined as income from operations before depreciation and amortization.

	For the Twelve	For the Three Months		For the Six Months
	Months Ended	Ended June 30,		Ended June 30,
	June 30, 2017 (a)	2017	2016	2017	2016
Net income (loss) attributable to Affinion Group Holdings, Inc.	$(11.9)	$(25.4)	$7.2	$(17.6)	$10.0
Interest expense, net	127.2	44.5	26.6	72.0	54.2
Income tax expense	8.0	2.2	0.9	4.6	4.0
Non-controlling interest	1.0	0.3	0.1	0.6	0.2
Other expense, net	0.1	0.1	—	0.2	—
Gain on extinguishment of debt	(6.3)	(6.3)	—	(6.3)	—
Depreciation and amortization	51.4	11.6	13.9	22.9	28.2

Segment EBITDA	$169.5	$27.0	$48.7	$76.4	$96.6

(a)	Represents consolidated financial data for the year ended December 31, 2016, minus consolidated financial data for the six months ended June 30, 2016, plus consolidated financial data for the six months ended June 30, 2017.